Filed Pursuant to Rule 433
Registration Statement No. 333-159102
November 8, 2010
Pricing Term Sheet
Becton, Dickinson and Company
5.00% Notes due November 12, 2040

Issuer:	Becton, Dickinson and Company
Aggregate Principal Amount Offered:	$300,000,000
Maturity Date:	November 12, 2040
Coupon (Interest Rate):	5.00%
Price to Public (Issue Price):	99.599% of principal amount
Yield to Maturity:	5.026%
Spread to Benchmark Treasury:	+90 basis points
Benchmark Treasury:	4.375% due May, 2040
Benchmark Treasury Yield:	4.126%
Interest Payment Dates:	May 12 and November 12, commencing May 12, 2011
Day Count Convention:	30/360
Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 15 basis points
Trade Date:	November 8, 2010
Settlement Date:	November 12, 2010 (T+3)
CUSIP Number:	075887 AX7
ISIN Number:	US075887AX76
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Co-Managers:	Banca IMI S.p.A.
BBVA Securities Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Credit Agricole (USA) Securities Inc.
J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Standard Chartered Bank
Wells Fargo Securities, LLC
Type of Offering:	SEC Registered
Listing:	None
Long-term Debt Ratings:	Moody’s: A2 (Stable); S&P: AA- (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Filed Pursuant to Rule 433
Registration Statement No. 333-159102
November 8, 2010
Pricing Term Sheet
Becton, Dickinson and Company
3.25% Notes due November 12, 2020

Issuer:	Becton, Dickinson and Company
Aggregate Principal Amount Offered:	$700,000,000
Maturity Date:	November 12, 2020
Coupon (Interest Rate):	3.25%
Price to Public (Issue Price):	99.949% of principal amount
Yield to Maturity:	3.256%
Spread to Benchmark Treasury:	+70 basis points
Benchmark Treasury:	2.625% due August, 2020
Benchmark Treasury Yield:	2.556%
Interest Payment Dates:	May 12 and November 12, commencing May 12, 2011
Day Count Convention:	30/360
Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 15 basis points
Trade Date:	November 8, 2010
Settlement Date:	November 12, 2010 (T+3)
CUSIP Number:	075887 AW9
ISIN Number:	US075887AW93
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities LLC
Co-Managers:	Banca IMI S.p.A.
BBVA Securities Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Agricole (USA) Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Standard Chartered Bank
Wells Fargo Securities, LLC
Type of Offering:	SEC Registered
Listing:	None
Long-term Debt Ratings:	Moody’s: A2 (Stable); S&P: AA- (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.